Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) July 12, 2024
SECOND QUARTER 2024 RESULTS AND KEY METRICS	CEO COMMENTARY

Citi CEO Jane Fraser said, “Our results show the progress we are making in executing our strategy and the benefit of our diversified business model. We achieved positive operating leverage with revenue up 4% and a 2% decline in expenses. Services continued to grow, driven by solid fee growth increased activity in cross border payments and new client onboardings. Markets had a strong finish to the quarter leading to better performance than we had anticipated. Fixed Income was slightly down year-over-year and Equities was up 37%, driven by strong performance in derivatives. Banking was up 38% as the wallet rebound gained some momentum and we again grew share. Wealth is starting to improve. Growth in client investment assets drove stronger investment revenue, and our focus on rationalizing the expense base is starting to pay off. U.S. Personal Banking saw revenue growth of 6%, with all three businesses again contributing to the topline.

“The recent stress tests again showcased the strength of our balance sheet. Our CET1 ratio now stands at 13.6% and we are increasing our dividend by 6%. We have made an incredible amount of progress in simplification - both strategically and organizationally. We are modernizing our infrastructure to improve our client service and automating processes to strengthen controls. We will continue to execute our transformation and our strategy so we can meet our medium-term targets and continue to further improve our returns over time,” Ms. Fraser concluded.

RETURNED ~$1.0 BILLION IN THE FORM OF COMMON DIVIDENDS

PAYOUT RATIO OF 34%(3)

BOOK VALUE PER SHARE OF $99.70

TANGIBLE BOOK VALUE PER SHARE OF $87.53(4)

New York, July 12, 2024 – Citigroup Inc. today reported net income for the second quarter 2024 of $3.2 billion, or $1.52 per diluted share, on revenues of $20.1 billion. This compares to net income of $2.9 billion, or $1.33 per diluted share, on revenues of $19.4 billion for the second quarter 2023.

Revenues increased 4% from the prior-year period, on a reported basis. Excluding divestiture-related impacts(5), revenues were up 3%. This increase in revenues was driven by growth across all businesses, particularly in Banking, U.S. Personal Banking (USPB) and Markets. The revenue increase included an approximate $400 million gain related to the Visa B exchange completed in the second quarter 2024. A significant portion of this gain was reflected in Markets, with the remainder in All Other. The revenue growth across the businesses was partially offset by a decline in All Other.

Net income of $3.2 billion increased from $2.9 billion in the prior-year period, primarily driven by the higher revenues and lower expenses, partially offset by higher cost of credit.

Earnings per share of $1.52 increased from $1.33 per diluted share in the prior-year period, reflecting the higher net income and an approximate 1% decrease in average diluted shares outstanding.

Percentage comparisons throughout this press release are calculated for the second quarter 2024 versus the second quarter 2023, unless otherwise specified.

Second Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	2Q’24	1Q’24	2Q’23	QoQ%	YoY%

Total revenues, net of interest expense	20,139	21,104	19,436	(5)%	4%

Total operating expenses	13,353	14,195	13,570	(6)%	(2)%

Net credit losses	2,283	2,303	1,504	(1)%	52%
Net ACL build / (release)(a)	68	21	161	NM	(58)%
Other provisions(b)	125	41	159	NM	(21)%
Total cost of credit	2,476	2,365	1,824	5%	36%

Income (loss) from continuing operations before taxes	4,310	4,544	4,042	(5)%	7%
Provision for income taxes	1,047	1,136	1,090	(8)%	(4)%
Income (loss) from continuing operations	3,263	3,408	2,952	(4)%	11%
Income (loss) from discontinued operations, net of taxes	-	(1)	(1)	100%	100%
Net income attributable to non-controlling interest	46	36	36	28%	28%
Citigroup’s net income (loss)	$3,217	$3,371	$2,915	(5)%	10%

EOP loans ($B)	688	675	661	2%	4%
EOP assets ($B)	2,406	2,433	2,424	(1)%	(1)%
EOP deposits ($B)	1,278	1,307	1,320	(2)%	(3)%

Book value per share	$99.70	$99.08	$97.87	1%	2%
Tangible book value per share(4)	$87.53	$86.67	$85.34	1%	3%
Common Equity Tier 1 (CET1) Capital ratio(2)	13.6%	13.5%	13.4%
Supplementary Leverage ratio (SLR)(2)	5.9%	5.8%	6.0%
Return on average common equity (ROE)	6.3%	6.6%	5.6%
Return on average tangible common equity (RoTCE)(1)	7.2%	7.6%	6.4%	(40) bps	80 bps

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets, policyholder benefits and claims and HTM debt securities.

Citigroup

Citigroup revenues of $20.1 billion in the second quarter 2024 increased 4%, on a reported basis. Excluding divestiture-related impacts(5), revenues were up 3%. This increase in revenues was driven by growth across all businesses, particularly in Banking, USPB and Markets. The revenue increase included an approximate $400 million gain related to the Visa B exchange completed in the second quarter 2024. A significant portion of this gain was reflected in Markets, with the remainder in All Other. The revenue growth across the businesses was partially offset by a decline in All Other.

Citigroup operating expenses of $13.4 billion decreased 2%, both on a reported basis and excluding divestiture-related impacts(6). This decrease in expenses was primarily driven by savings associated with Citi’s organizational simplification, stranded cost reductions and lower repositioning costs, partially offset by continued investments in transformation and the civil money penalties imposed by the Federal Reserve Board (FRB) and the Office of the Comptroller of the Currency (OCC)(7).

Citigroup cost of credit was approximately $2.5 billion in the second quarter 2024, compared to $1.8 billion in the prior-year period, primarily driven by higher cards net credit losses, partially offset by a lower allowance for credit losses (ACL) build in the current period.

Citigroup net income was $3.2 billion in the second quarter 2024, compared to net income of $2.9 billion in the prior-year period, driven by the higher revenues and the lower expenses, partially offset by the higher cost of credit. Citigroup’s effective tax rate decreased to approximately 24% in the current quarter from 27% in the second quarter 2023, largely due to the geographic mix of earnings and the effects of state law changes.

Citigroup’s total allowance for credit losses was approximately $21.8 billion at quarter end, compared to $20.1 billion at the end of the prior-year period. Total ACL on loans was approximately $18.2 billion at quarter end, compared to $17.5 billion at the end of the prior-year period, with a reserve-to-funded loans ratio of 2.68%, compared to 2.67% at the end of the prior-year period. Total non-accrual loans decreased 13% from the prior-year period to $2.3 billion. Corporate non-accrual loans decreased 21% from the prior-year period to $1.0 billion. Consumer non-accrual loans decreased 5% from the prior-year period to $1.3 billion.

Citigroup’s end-of-period loans were $688 billion at quarter end, up 4% versus the prior-year period, largely reflecting growth in cards in USPB and higher loans in Markets and Services.

Citigroup’s end-of-period deposits were approximately $1.3 trillion at quarter end, down 3% versus the prior-year period, largely due to a reduction in Treasury and Trade Solutions, reflecting quantitative tightening.

Citigroup’s book value per share of $99.70 at quarter end increased 2% versus the prior-year period and tangible book value per share of $87.53 at quarter end increased 3% versus the prior-year period. The increases were largely driven by net income, partially offset by the payment of common and preferred dividends and adverse movements in the accumulated other comprehensive income component of equity. At quarter end, Citigroup’s preliminary CET1 Capital ratio was 13.6% versus 13.5% at the end of the prior quarter, driven by net income and lower risk-weighted assets, partially offset by the payment of common and preferred dividends and FX impact from USD appreciation. Citigroup’s Supplementary Leverage ratio for the second quarter 2024 was 5.9% versus 5.8% in the prior quarter. During the quarter, Citigroup returned a total of $1.0 billion to common shareholders in the form of dividends.

Services ($ in millions, except as otherwise noted)	2Q’24	1Q’24	2Q’23	QoQ%	YoY%
Net interest income	2,629	2,723	2,718	(3)%	(3)%
Non - interest revenue	802	793	702	1%	14%
Treasury and Trade Solutions	3,431	3,516	3,420	(2)%	-
Net interest income	596	594	525	-	14%
Non - interest revenue	653	656	610	-	7%
Securities Services	1,249	1,250	1,135	-	10%
Total Services revenues	4,680	4,766	4,555	(2)%	3%

Total operating expenses	2,734	2,666	2,506	3%	9%

Net credit losses	-	6	13	(100)%	(100)%
Net ACL build / (release)(a)	(98)	46	(40)	NM	NM
Other provisions(b)	71	12	250	NM	(72)%
Total cost of credit	(27)	64	223	NM	NM

Net income (loss)	$1,471	$1,490	$1,214	(1)%	21%

Services Key Statistics and Metrics ($B)
Allocated Average TCE(c)	25	25	23	-	8%
RoTCE(c)	23.8%	24.1%	21.2%	(30) bps	260 bps
Average loans	82	82	80	-	3%
Average deposits	804	808	814	-	(1)%
Cross border transaction value	93	91	88	2%	6%
US dollar clearing volume (#MM)	42	40	39	5%	7%
Commercial card spend volume	18	17	17	7%	4%
Assets under custody and/or administration (AUC/AUA) ($T)(d)	24	24	22	1%	9%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and for HTM debt securities.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

(d) 2Q24 is preliminary.

Services

Services revenues of $4.7 billion were up 3%, primarily reflecting strength in Securities Services, as well as the impact of continued underlying momentum in Treasury and Trade Solutions. Net interest income decreased 1%, largely driven by lower revenue from the net investment in Argentina, partially offset by the benefit of higher U.S. and non-U.S. interest rates relative to the prior-year period. Non-interest revenue increased 11%, driven by continued strength across underlying fee drivers, as well as a smaller impact from currency devaluation in Argentina.

Treasury and Trade Solutions revenues of $3.4 billion were largely unchanged, as a 14% increase in non-interest revenues was offset by a 3% decrease in net interest income. The increase in non-interest revenue was primarily driven by an increase in cross-border transaction value of 6%, an increase in U.S. dollar clearing volumes of 7% and an increase in commercial card spend volume of 4%. The decrease in net interest income was driven by lower revenue from the net investment in Argentina, partially offset by the benefit of higher U.S. and non-U.S. interest rates relative to the prior-year period.

Securities Services revenues of $1.2 billion increased 10%, largely driven by a 14% increase in net interest income primarily driven by higher deposit spreads, and a 7% increase in non-interest revenue, due to a preliminary 9% increase in assets under custody and administration, benefiting from new client onboardings, deepening with existing clients and market valuations.

Services operating expenses of $2.7 billion increased 9%, largely driven by an Argentina-related transaction tax expense, a legal settlement expense and continued investments in product innovation and technology.

Services cost of credit was a benefit of $27 million, compared to a cost of $223 million in the prior-year period, driven by an ACL release in the quarter, primarily due to an improved macroeconomic outlook.

Services net income of $1.5 billion increased 21%, driven by the higher revenues and the lower cost of credit, partially offset by the higher expenses.

Markets ($ in millions, except as otherwise noted)	2Q’24	1Q’24	2Q’23	QoQ%	YoY%
Rates and currencies	2,466	2,800	2,758	(12)%	(11)%
Spread products / other fixed income	1,098	1,330	912	(17)%	20%
Fixed Income markets	3,564	4,130	3,670	(14)%	(3)%
Equity markets	1,522	1,227	1,109	24%	37%
Total Markets revenues	5,086	5,357	4,779	(5)%	6%

Total operating expenses	3,305	3,384	3,345	(2)%	(1)%

Net credit losses	66	78	2	(15)%	NM
Net ACL build / (release)(a)	(109)	119	(31)	NM	NM
Other provisions(b)	32	2	12	NM	NM
Total cost of credit	(11)	199	(17)	NM	35%

Net income (loss)	$1,443	$1,406	$1,120	3%	29%

Markets Key Statistics and Metrics ($B)
Allocated Average TCE(c)	54	54	53	-	2%
RoTCE(c)	10.7%	10.5%	8.5%	20 bps	220 bps
Average trading account assets	426	408	382	4%	12%
Average VaR	113	154	134	(27)%	(16)%

Note: Certain reclassifications have been made to the prior periods’ financial statements to conform to the current period’s presentation effective as of the second quarter of 2024, for all periods presented. Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and HTM debt securities.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

Markets

Markets revenues of $5.1 billion increased 6%, driven by growth in Equity markets revenues, partially offset by lower Fixed Income markets revenues.

Fixed Income markets revenues of $3.6 billion decreased 3%, largely driven by rates and currencies on lower volatility and tighter spreads, partially offset by strength in spread products and other fixed income, which increased 20%, primarily driven by continued loan growth and higher securitization and underwriting fees.

Equity markets revenues of $1.5 billion increased 37%, primarily driven by equity derivatives, which included a gain related to the Visa B exchange completed in the second quarter 2024. Equity markets also benefited from growth in prime balances(8), up approximately 18%.

Markets operating expenses of $3.3 billion decreased 1%, driven by productivity savings, partially offset by higher volume-related expenses.

Markets cost of credit was a benefit of $11 million, compared to a benefit of $17 million in the prior-year period, driven by higher net credit losses, partially offset by a higher ACL release.

Markets net income of $1.4 billion increased 29%, driven by the higher revenues and the lower expenses.

Banking ($ in millions, except as otherwise noted)	2Q’24	1Q’24	2Q’23	QoQ%	YoY%
Investment Banking	853	925	533	(8)%	60%
Corporate Lending(a)	765	915	712	(16)%	7%
Total Banking revenues(a)	1,618	1,840	1,245	(12)%	30%
Gain / (loss) on loan hedges(a)	9	(104)	(66)	NM	NM
Total Banking revenues including gain/(loss) on loan hedges(a)	1,627	1,736	1,179	(6)%	38%

Total operating expenses	1,131	1,179	1,260	(4)%	(10)%

Net credit losses	40	66	57	(39)%	(30)%
Net ACL build / (release)(b)	(60)	(185)	(166)	68%	64%
Other provisions(c)	(12)	(10)	(39)	(20)%	69%
Total cost of credit	(32)	(129)	(148)	75%	78%

Net income (loss)	$406	$524	$50	(23)%	NM

Banking Key Statistics and Metrics
Allocated Average TCE(d) ($B)	22	22	21	-	2%
RoTCE(d)	7.5%	9.7%	0.9%	(220) bps	660 bps
Average loans ($B)	89	89	93	-	(4)%
Advisory	268	230	156	17%	72%
Equity underwriting	174	171	158	2%	10%
Debt underwriting	493	571	259	(14)%	90%
Investment Banking fees	935	972	573	(4)%	63%

Note:  Certain reclassifications have been made to the prior periods’ financial statements to conform to the current period’s presentation effective as of the second quarter of 2024, for all periods presented. Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 9.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

Banking

Banking revenues of $1.6 billion increased 38%, driven by growth in Investment Banking and Corporate Lending.

Investment Banking revenues of $853 million increased 60%, driven by strength in Debt Capital Markets, which continued to benefit from strong issuance activity, primarily in investment grade, an increase in Equity Capital Markets, reflecting an increase in IPO activity and continued convertible issuance, and in Advisory due to higher revenues from the relatively low announced activity in 2023 coming to fruition as those transactions close.

Corporate Lending revenues of $765 million, excluding mark-to-market on loan hedges(9), increased 7% largely driven by higher revenue share.(11)

Banking operating expenses of $1.1 billion decreased 10%, primarily driven by benefits from prior repositioning actions and other actions taken to lower the expense base.

Banking cost of credit was a benefit of $32 million, compared to a benefit of $148 million in the prior-year period, driven by a lower ACL release, partially offset by lower net credit losses.

Banking net income of $406 million, compared to $50 million in the prior-year period, reflected the higher revenues and the lower expenses, partially offset by the lower cost of credit benefit.

Wealth ($ in millions, except as otherwise noted)	2Q’24	1Q’24	2Q’23	QoQ%	YoY%
Private Bank	611	571	605	7%	1%
Wealth at Work	195	181	224	8%	(13)%
Citigold	1,008	941	947	7%	6%
Total revenues, net of interest expense	1,814	1,693	1,776	7%	2%

Total operating expenses	1,542	1,642	1,613	(6)%	(4)%

Net credit losses	35	29	23	21%	52%
Net ACL build / (release)(a)	(43)	(198)	31	78%	NM
Other provisions(b)	(1)	(1)	(1)	-	-
Total cost of credit	(9)	(170)	53	95%	NM

Net income (loss)	$210	$175	$84	20%	NM

Wealth Key Statistics and Metrics ($B)
Allocated Average TCE(c)	13	13	13	-	(1)%
RoTCE(c)	6.4%	5.3%	2.5%	110 bps	390 bps
Loans	150	149	151	1%	(1)%
Deposits	318	320	308	(1)%	3%
Client investment assets(d)	540	514	469	5%	15%
EoP client balances	1,008	983	928	3%	9%

Note: Certain reclassifications have been made to the prior periods’ financial statements to conform to the current period’s presentation effective as of the second quarter of 2024, for all periods presented (See Footnote 10). Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and policyholder benefits and claims.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

(d) Includes assets under management, and trust and custody assets. 2Q24 Client Investment Assets is preliminary.

Wealth

Wealth revenues of $1.8 billion increased 2%, driven by a 13% increase in non-interest revenue, reflecting higher investment fee revenues driven by net new client investment assets as well as market valuations, partially offset by a 4% decrease in net interest income on higher mortgage funding costs.

Private Bank revenues of $611 million increased 1%, driven by improved deposit spreads and higher investment fee revenues, partially offset by higher mortgage funding costs.

Wealth at Work revenues of $195 million decreased 13%, driven by deposit spread compression and higher mortgage funding costs, partially offset by higher investment fee revenues.

Citigold revenues of $1.0 billion increased 6%, driven by higher investment fee revenues.

Wealth operating expenses of $1.5 billion decreased 4%, driven by the benefits of prior restructuring and repositioning actions.

Wealth cost of credit was a benefit of $9 million, compared to a cost of $53 million in the prior-year period, driven by an ACL release reflecting an improvement in macroeconomic outlook, partially offset by higher net credit losses.

Wealth net income was $210 million, compared to $84 million in the prior-year period, driven by the higher revenues, the lower expenses and the lower cost of credit.

USPB ($ in millions, except as otherwise noted)	2Q’24	1Q’24	2Q’23	QoQ%	YoY%
Branded Cards	$2,537	$2,640	$2,357	(4)%	8%
Retail Services	1,746	1,900	1,643	(8)%	6%
Retail Banking	636	638	619	-	3%
Total revenues, net of interest expense	4,919	5,178	4,619	(5)%	6%

Total operating expenses	2,442	2,519	2,498	(3)%	(2)%

Net credit losses	1,931	1,864	1,218	4%	59%
Net ACL build / (release)(a)	382	337	304	13%	26%
Other provisions(b)	2	3	3	(33)%	(33)%
Total cost of credit	2,315	2,204	1,525	5%	52%

Net income (loss)	$121	$347	$461	(65)%	(74)%

USPB Key Statistics and Metrics ($B)
Allocated average TCE(c)	25	25	22	-	15%
RoTCE(c)	1.9%	5.5%	8.4%	(360) bps	(650) bps
Average loans	206	204	189	1%	9%
Average deposits	93	100	113	(7)%	(18)%
US cards average loans	160	159	149	1%	8%
US credit card spend volume	155	141	152	10%	2%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on policyholder benefits and claims and Other Assets.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

U.S. Personal Banking (USPB)

USPB revenues of $4.9 billion increased 6%, driven by higher net interest income due to loan growth in cards and higher non-interest revenue due to lower partner payments.

Branded Cards revenues of $2.5 billion increased 8%, driven by interest-earning balance growth of 9%, as payment rates continue to moderate, and spend volume growth of 3%.

Retail Services revenues of $1.7 billion increased 6%, primarily driven by lower partner payments due to higher net credit losses, as well as interest-earning balance growth of 8%.

Retail Banking revenues of $636 million increased 3%, driven by higher deposit spreads, as well as mortgage and installment loan growth.

USPB operating expenses of $2.4 billion decreased 2%, driven by lower technology and compensation costs, partially offset by higher volume-related expenses.

USPB cost of credit was $2.3 billion, compared to $1.5 billion in the prior-year period. The increase was driven by higher net credit losses, reflecting that multiple card loan vintages originated over the last few years are now maturing, as well as the impact of persistent inflation and higher interest rates. The increase also reflected a larger ACL build in the quarter.

USPB net income of $121 million decreased 74%, primarily driven by the higher cost of credit, partially offset by the higher revenues and the lower expenses.

All Other (Managed Basis)(a)(b) ($ in millions, except as otherwise noted)	2Q’24	1Q’24	2Q’23	QoQ%	YoY%
Legacy Franchises (managed basis)	1,727	1,829	1,925	(6)%	(10)%
Corporate / Other	253	557	609	(55)%	(58)%
Total revenues	1,980	2,386	2,534	(17)%	(22)%

Total operating expenses	2,114	2,695	2,269	(22)%	(7)%

Net credit losses	214	249	199	(14)%	8%
Net ACL build / (release)(c)	(4)	(98)	67	96%	NM
Other provisions(d)	33	35	(66)	(6)%	NM
Total cost of credit	243	186	200	31%	22%

Net income (loss)	$(402)	$(477)	$78	16%	NM
All Other Key Statistics and Metrics ($B)
Allocated Average TCE(e)	27	26	31	5%	(14)%

Note: Certain reclassifications have been made to the prior periods’ financial statements to conform to the current period’s presentation effective as of the second quarter of 2024, for all periods presented (See Footnote 10). Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes Legacy Franchises and certain unallocated costs of global staff functions (including finance, risk, human resources, legal and compliance-related costs), other corporate expenses, and unallocated global operations and technology expenses and income taxes, as well as Corporate Treasury investment activities and discontinued operations.

(b) Reflects results on a managed basis, which excludes divestiture-related impacts related to Citi’s divestitures of its Asia consumer banking businesses and the planned divestiture of Mexico consumer banking, small business and middle-market banking within Legacy Franchises. For additional information, please refer to Footnote 12.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and policyholder benefits and claims.

(e) TCE is a non-GAAP financial measure. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE.

All Other (Managed Basis)(12)

All Other (managed basis) revenues of $2.0 billion decreased 22%, primarily driven by the closed exits and wind-downs and higher investment portfolio funding costs, partially offset by growth in Mexico as well as the impact from the Visa B exchange.

Legacy Franchises (managed basis)(12) revenues of $1.7 billion decreased 10%, largely driven by the closed exits and wind-downs, partially offset by revenue growth in Mexico.

Corporate / Other revenues decreased to $253 million from $609 million in the prior-year period, largely driven by higher funding costs.

All Other (managed basis) expenses of $2.1 billion decreased 7%, primarily driven by the closed exits and wind-downs, partially offset by the civil money penalties imposed by the FRB and the OCC(7).

All Other (managed basis) cost of credit was $243 million, compared to $200 million in the prior-year period, driven by a higher ACL build and higher net credit losses.

All Other (managed basis) net loss of $402 million was driven by the lower revenues and the higher cost of credit, partially offset by the lower expenses.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/global/investors. The live webcast of the presentation can also be accessed at https://www.veracast.com/webcasts/citigroup/webinars/CITI2Q24.cfm

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Second Quarter 2024 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in nearly 180 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

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Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others: macroeconomic, geopolitical and other challenges and uncertainties, including those related to economic growth, inflation and interest rates; the execution and efficacy of Citi’s transformation, simplification and other strategic and other initiatives, including those related to its investment, expense and capital-related actions; the potential outcomes of the extensive legal and regulatory proceedings, examinations, investigations, consent orders and related compliance efforts and other inquiries to which Citi is or may be subject; ongoing regulatory and legislative uncertainties and changes, including changes in regulatory capital rules, requirements or interpretations; and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2023 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Investors: Jennifer Landis (212) 559-2718

Press: Danielle Romero-Apsilos (212) 816-2264

Appendix A

Citigroup ($ in millions)	2Q’24	1Q’24	2Q’23
Net Income (Loss)	$3,217	$3,371	$2,915
Less: Preferred Dividends	242	279	288
Net Income (Loss) to Common Shareholders	$2,975	$3,092	$2,627

Average Common Equity	$189,211	$188,001	$188,214
Less: Average Goodwill and Intangibles	(23,063)	(23,335)	(24,072)
Average Tangible Common Equity (TCE)	$166,148	$164,666	$164,142

ROE	6.3%	6.6%	5.6%

RoTCE	7.2%	7.6%	6.4%

Appendix B

Citigroup ($ in millions)	2Q’24	2Q’23	% Δ YoY
Total Citigroup Revenue - As Reported	$20,139	$19,436	4%
Less:
Total Divestiture-related Impact on Revenue	33	(6)
Total Citigroup Revenue, Excluding Total Divestiture-related Impact	$20,106	$19,442	3%

Total Citigroup Operating Expenses - As Reported	$13,353	$13,570	(2)%
Less:
Total Divestiture-related Impact on Operating Expenses	85	79
Total Citigroup Operating Expenses, Excluding Total Divestiture-related Impact	$13,268	$13,491	(2)%

Appendix C (a)

All Other ($ in millions)	2Q’24	1Q’24	2Q’23	% Δ QoQ	% Δ YoY

All Other Revenues, Managed Basis	$1,980	$2,386	$2,534	(17)%	(22)%
Add:
All Other Divestiture-related Impact on Revenue	$33	$(12)	$(6)
All Other Revenues (U.S. GAAP)	$2,013	$2,374	$2,528	(15)%	(20)%

All Other Operating Expenses, Managed Basis	$2, 114	$2,695	$2,269	(22)%	(7)%
Add:
All Other Divestiture-related Impact on Operating Expenses(b)(c)(d)	$85	$110	$79
All Other Operating Expenses (U.S. GAAP)	$2,199	$2,805	$2,348	(22)%	(6)%

All Other Cost of Credit, Managed Basis	$243	$186	$200	31%	22%
Add:
All Other Divestiture-related Impact on Net credit losses	(3)	11	(8)
All Other Divestiture-related Impact on Net ACL build / (release)(e)	-	-	(4)
All Other Divestiture-related Impact on Other provisions(f)	-	-	-
All Other Citigroup Cost of Credit (U.S. GAAP)	$240	$197	$188	22%	28%

All Other Net Income (Loss), Managed Basis	$(402)	$(477)	$78	16%	NM
Add:
All Other Divestiture-related Impact on Revenue	33	(12)	(6)
All Other Divestiture-related Impact on Operating Expenses(b)(c)(d)	(85)	(110)	(79)
All Other Divestiture-related Impact on Cost of Credit	3	(11)	12
All Other Divestiture-related Impact on Taxes(b)(c)(d)	17	39	(19)
All Other Net Income (Loss) (U.S. GAAP)	$(434)	$(571)	$(14)	24%	NM

(a) Reconciling Items consist of the divestiture-related impacts excluded from the results of All Other, as well as All Other-Legacy Franchises on a managed basis.

(b) 2Q23 includes approximately $79 million in operating expenses (approximately $57 million after-tax), primarily related to separation costs in Mexico and severance costs in Asia exit markets. For additional information, see Citigroup’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023.

(c) 1Q24 includes approximately $110 million in operating expenses (approximately $77 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets.

(d) 2Q24 includes approximately $85 million in operating expenses (approximately $58 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets.

(e) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(f) Includes provisions for policyholder benefits and claims and other assets.

Appendix D

($ in millions)	2Q’24(a)	1Q’24	2Q’23

Citigroup Common Stockholders’ Equity(b)	$190,283	$189,059	$188,610
Add: Qualifying noncontrolling interests	153	159	209
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(c)	757	757	1,514
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(629)	(914)	(1,990)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	(760)	(1,031)	307
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(d)	18,315	18,647	18,933
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,138	3,258	3,531
Defined benefit pension plan net assets; other	1,424	1,386	2,020
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards(e)	11,695	11,936	11,461
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(e)(f)	3,652	3,551	1,828

Common Equity Tier 1 Capital (CET1)	$154,358	$153,142	$154,243

Risk-Weighted Assets (RWA)(c)	$1,135,772	$1,138,546	$1,153,450

Common Equity Tier 1 Capital Ratio (CET1 / RWA)(c)	13.6%	13.5%	13.4%
Note:	Citi’s binding CET1 Capital ratios were derived under the Basel III Standardized Approach for all periods reflected.
(a)Preliminary.
(b)Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(c)Please refer to Footnote 2 at the end of this press release for additional information.
(d)Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.
(e)Represents deferred tax excludable from Basel III CET1 Capital, which includes net DTAs arising from net operating loss, foreign tax credit and general business credit tax carry-forwards and DTAs arising from timing differences (future deductions) that are deducted from CET1 capital exceeding the 10% limitation.
(f)Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix E

($ in millions)	2Q’24(a)	1Q’24	2Q’23

Common Equity Tier 1 Capital (CET1)(b)	$154,358	$153,142	$154,243

Additional Tier 1 Capital (AT1)(c)	19,426	18,923	21,500

Total Tier 1 Capital (T1C) (CET1 + AT1)	$173,784	$172,065	$175,743

Total Leverage Exposure (TLE)(b)	$2,948,855	$2,948,323	$2,943,546

Supplementary Leverage Ratio (T1C / TLE)	5.9%	5.8%	6.0%
(a)	Preliminary.
(b)	Please refer to Footnote 2 at the end of this press release for additional information.
(c)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix F

($ and shares in millions)	2Q’24(a)	1Q’24	2Q’23

Common Stockholders’ Equity	$190,210	$188,985	$188,474
Less:
Goodwill	19,704	20,042	19,998
Intangible Assets (other than MSRs)	3,517	3,636	3,895
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	-	-	246
Tangible Common Equity (TCE)	$166,989	$165,307	$164,335

Common Shares Outstanding (CSO)	1,907.8	1,907.4	1,925.7

Tangible Book Value Per Share	$87.53	$86.67	$85.34
(a)	Preliminary.

Appendix G

Banking ($ in millions)	2Q’24	1Q’24	2Q’23	% Δ QoQ	% Δ YoY

Corporate Lending Revenues - As Reported	$774	$811	$646	(5)%	20%
Less:
Gain/(loss) on loan hedges(a)	$9	$(104)	$(66)	NM	NM
Corporate Lending Revenues - Excluding Gain/(loss) on loan hedges	$765	$915	$712	(16)%	7%

(a)Please refer to Footnote 9 at the end of this press release for additional information.

Appendix H

($ in billions)	2Q’24	1Q’24	2Q’23

Average Tangible Common Equity (TCE)
Services	$24.9	$24.9	$23.0
Markets	54.0	54.0	53.1
Banking	21.8	21.8	21.4
USPB	25.2	25.2	21.9
Wealth	13.2	13.2	13.4
All Other	27.0	25.6	31.3
Total Citigroup Average TCE	$166.1	$164.7	$164.1
Plus:
Average Goodwill	19.5	19.6	20.0
Average Intangible Assets (other than MSRs)	3.6	3.7	3.9
Average Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	-	-	0.2
Total Citigroup Average Common Stockholders’ Equity	$189.2	$188.0	$188.2

(1) Ratios as of June 30, 2024 are preliminary. Citigroup’s allocated average tangible common equity (TCE) and return on average tangible common equity (RoTCE) are non-GAAP financial measures. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. For the components of these calculations, see Appendix A. See Appendix F for a reconciliation of common equity to TCE. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citigroup’s total average stockholder’s equity, see Appendix H.

(2) Ratios as of June 30, 2024 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Losses (CECL) standard. Excluding these deferrals, Citigroup’s CET1 Capital ratio and SLR as of June 30, 2024 would be 13.5% and 5.9%, respectively, on a fully reflected basis. For additional information, see “Capital Resources—Regulatory Capital Treatment—Modified Transition of the Current Expected Credit Losses Methodology” in Citigroup’s 2023 Annual Report on Form 10-K. Certain prior period amounts have been revised to conform with enhancements made in the current period.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix D. For the composition of Citigroup’s SLR, see Appendix E.

(3) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders.

(4) Citigroup’s tangible book value per share is a non-GAAP financial measure. See Appendix F for a reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share.

(5) Results of revenue excluding divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation to reported results, please refer to Appendices B and C.

(6) Results of expenses excluding divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation to reported results, please refer to Appendices B and C. Included in Citigroup’s reported expenses was an immaterial FDIC special assessment of approximately $34 million.

(7) On July 10, 2024, the FRB entered into a Civil Money Penalty Consent Order with Citigroup in the amount of approximately $60.6 million, and the OCC entered into a Civil Money Penalty Consent Order with Citibank, N.A. in the amount of $75 million.  For additional information, please see Citigroup’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 10, 2024.

(8) Prime balances are defined as client’s billable balances where Citi provides cash or synthetic prime brokerage services.

(9) Credit derivatives are used to economically hedge a portion of the Corporate Lending portfolio that includes both accrual loans and loans at fair value. Gain / (loss) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the second quarter 2024, gain / (loss) on loan hedges included $9 million related to Corporate Lending, compared to $(66) million in the prior-year period. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gain / (loss) on loan hedges are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix G.

(10) During the second quarter of 2024, Citi made certain reclassifications to align with Citi’s transformation and strategy. In connection therewith, Citi transferred the previously announced wind-down of the retail banking business in the United Kingdom from Wealth to Legacy Franchises (managed basis) within All Other (managed basis).

(11) Certain revenues earned by Citi are subject to a revenue sharing agreement to Banking – Corporate Lending from Investment Banking and certain Markets and Services products sold to Corporate Lending clients.

(12) All Other (managed basis) reflects results on a managed basis, which excludes divestiture-related impacts, for all periods, related to Citi’s divestitures of its Asia consumer banking businesses and the planned divestiture of Mexico consumer banking and small business and middle market banking within Legacy Franchises. Certain of the results of operations of All Other (managed basis) and Legacy Franchises (managed basis) that exclude divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation of these results, please refer to Appendix C.